1 Exhibit 4.14 DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED The authorized capital stock of LanzaTech Global, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), consists of: (i) 25,800,000 shares of common stock, $0.0000001 par value per share (“Common Stock”), and (ii) 20,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). The following description summarizes the material terms of our capital stock and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our Restated Certificate of Incorporation, dated August 18, 2025 (the “Charter”), our Amended and Restated Bylaws, dated February 8, 2023 (the “Bylaws”), that certain warrant agreement, dated August 3, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “IPO Warrant Agreement”), that certain warrant issued by the Company to ArcelorMittal XCarb S.à r.l., dated December 8, 2021 (the “AM Warrant”), that certain warrant, dated March 27, 2023 and as amended on May 13, 2023 (the “FPA Warrant”), issued by the Company pursuant to that certain Forward Purchase Agreement, dated February 3, 2023 by and between the Company and ACM ARRT H LLC, that certain warrant, dated January 21, 2026 (the “PIPE Warrant”), issued by the Company pursuant to that certain Series A Convertible Senior Preferred Stock Purchase Agreement, dated May 7, 2025 (as amended, restated, supplemented or otherwise modified from time to time), by and between the Company and LanzaTech Global SPV, LLC, and applicable provisions of the Delaware General Corporation Law (“DGCL”). Our Charter, Bylaws, the IPO Warrant Agreement, the AM Warrant, the FPA Warrant (as amended), and the PIPE Warrant are included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2025. We encourage you to carefully read our Charter, Bylaws, the IPO Warrant Agreement, the AM Warrant, the FPA Warrant and the PIPE Warrant and the applicable provisions of the DGCL for additional information. Common Stock General Under the Charter, we have the authority to issue 25,800,000 shares of Common Stock. Our Common Stock is listed on The Nasdaq Stock Market LLC under the symbol “LNZA.” The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of the Preferred Stock we may designate and issue in the future. As of March 25, 2026, we had no shares of Preferred Stock outstanding. Common Stock Outstanding The outstanding shares of our Common Stock are, and any shares of Common Stock issued upon conversation of securities convertible into our Common Stock will be, duly authorized, validly issued, fully paid and non-assessable. Voting Rights Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of shares of Common Stock possess all voting power for the election of LanzaTech’s directors and all other matters requiring stockholder action. Holders of shares of Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with one class of directors being elected in each year. There is no cumulative voting with

2 respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Dividends Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, holders of shares of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor. Any payment of cash dividends in the future will be dependent upon LanzaTech’s revenues and earnings, if any, capital requirements and general financial conditions. In no event will any stock dividends or stock splits or combinations of stock be declared or made on shares of Common Stock unless the shares of Common Stock at the time outstanding are treated equally and identically. Liquidation, Dissolution and Winding Up In the event of LanzaTech’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of shares of Common Stock will be entitled to receive an equal amount per share of all of LanzaTech’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of any Preferred Stock have been satisfied. Preemptive or Other Rights Stockholders have no preemptive or other subscription rights. No sinking fund provisions are applicable to the Common Stock. Warrants As of March 25, 2026, the Company had outstanding the following warrants to purchase shares of Common Stock: 78,081 Public Warrants (issued pursuant to the IPO Warrant Agreement), 44,661 IPO Private Placement Warrants (issued pursuant to the IPO Warrant Agreement), the AM Warrant, the FPA Warrant and the PIPE Warrant. The Public Warrants are listed on The Nasdaq Stock Market LLC under the symbol “LNZAW”. Public Warrants Each Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $1,150 per share, subject to adjustment as discussed below. Pursuant to the IPO Warrant Agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. Only whole Public Warrants will trade. The Public Warrants will expire on February 8, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act of 1933 (the “Securities Act”) with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to satisfaction of our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless the Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with

3 respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit. We have filed with the SEC a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants, and have agreed to maintain a current prospectus relating to those shares of Common Stock until the Public Warrants expire or are redeemed, as specified in the IPO Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.00361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent. Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $1,800. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:  in whole and not in part;  at a price of $0.01 per warrant;  upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant holder; and  if, and only if, the closing price of Common Stock equals or exceeds $1,800 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending three trading days before we send the notice of redemption to the Public Warrant holders. We may not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date.

4 However, the price of the Common Stock may fall below the $1,800 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $1,150 (for whole shares) warrant exercise price after the redemption notice is issued. Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $1,000. Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:  in whole and not in part;  at $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Common Stock except as otherwise described below; and  if, and only if, the closing price of the Common Stock equals or exceeds $1,000 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below under the heading “- Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the Public Warrant holders. Beginning on the date the notice of redemption is given until the Public Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a Public Warrant holder will receive upon such cashless exercise in connection with a redemption by LanzaTech pursuant to this redemption feature, based on the “fair market value” of Common Stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such warrants are not redeemed for $0.01 per warrant), determined for these purposes based on volume weighted average price of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide the Public Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of a Public Warrant is adjusted as set forth under the heading “-Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant. If the exercise price of a Public Warrant is adjusted, (a) in the case of an adjustment pursuant to the second paragraph under the heading “- Other Terms” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “- Other Terms” and the denominator of which is $1,000 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “- Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a public warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Public Warrants)	Fair Market Value of Common Stock								
	<1,000	1,100	1,200	1,300	1,400	1,500	1,600	1,700	>1,800
60 months	0.00261	0.00281	0.00297	0.00311	0.00324	0.00337	0.00348	0.00358	0.00361
57 months	0.00257	0.00277	0.00294	0.00310	0.00324	0.00337	0.00348	0.00358	0.00361
54 months	0.00252	0.00272	0.00291	0.00307	0.00322	0.00335	0.00347	0.00357	0.00361
51 months	0.00246	0.00268	0.00287	0.00304	0.0032	0.00333	0.00346	0.00357	0.00361
48 months	0.00241	0.00263	0.00283	0.00301	0.00317	0.00332	0.00344	0.00356	0.00361
45 months	0.00235	0.00258	0.00279	0.00298	0.00315	0.0033	0.00343	0.00356	0.00361
42 months	0.00228	0.00252	0.00274	0.00294	0.00312	0.00328	0.00342	0.00355	0.00361
39 months	0.00221	0.00246	0.00269	0.0029	0.00309	0.00325	0.0034	0.00354	0.00361
36 months	0.00213	0.00239	0.00263	0.00285	0.00305	0.00323	0.00339	0.00353	0.00361
33 months	0.00205	0.00232	0.00257	0.0028	0.00301	0.0032	0.00337	0.00352	0.00361
30 months	0.00196	0.00224	0.0025	0.00274	0.00297	0.00316	0.00335	0.00351	0.00361

Redemption Date (period to expiration of Public Warrants)	Fair Market Value of Common Stock								
	<1,000	1,100	1,200	1,300	1,400	1,500	1,600	1,700	>1,800
27 months	0.00185	0.00214	0.00242	0.00268	0.00291	0.00313	0.00332	0.0035	0.00361
24 months	0.00173	0.00204	0.00233	0.00260	0.00285	0.00308	0.00329	0.00348	0.00361
21 months	0.00161	0.00193	0.00223	0.00252	0.00289	0.00304	0.00326	0.00347	0.00361
18 months	0.00146	0.00179	0.00211	0.00242	0.00271	0.00298	0.00322	0.00345	0.00361
15 months	0.0013	0.00164	0.00197	0.0023	0.00262	0.00291	0.00317	0.00342	0.00361
12 months	0.00111	0.00146	0.00181	0.00216	0.0025	0.00282	0.00312	0.00339	0.00361
9 months	0.0090	0.00125	0.00162	0.00199	0.00237	0.00272	0.00305	0.00336	0.00361
6 months	0.0065	0.0099	0.00137	0.00178	0.00219	0.00259	0.00296	0.00331	0.00361
3 months	0.0034	0.0065	0.00104	0.0015	0.00197	0.00243	0.00286	0.00326	0.00361
0 months	-	-	0.0042	0.00115	0.00179	0.00233	0.00281	0.00323	0.00361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $1,100 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.00277 shares of Common Stock for each whole public warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $1,350 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.00298 shares of Common Stock for each whole Public Warrant. In no event will the Public Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 36.1 shares of Common Stock per warrant (subject to adjustment).

5

6 Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock. This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the underlying Common Stock exceeds $1,800 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the Common Stock is trading at or above $1,000 per share, which may be at a time when the trading price of the Common Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Public Warrants without the warrants having to reach the $1,800 per share threshold set forth above under “- Redemption of Public Warrants when the price per share of the Common Stock equals or exceeds $1,800.” Holders choosing to exercise their Public Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Public Warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Public Warrants, and therefore have certainty as to our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to Public Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay the redemption price to the Public Warrant holders. As stated above, we can redeem the Public Warrants when the Common Stock is trading at a price starting at $1,000, which is below the exercise price of $1,150, because it will provide certainty with respect to our capital structure and cash position while providing Public Warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrant when the Common Stock is trading at a price below the exercise price of the Public Warrants, this could result in the Public Warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Public Warrants for Common Stock if and when such Common Stock was trading at a price higher than the exercise price of $1,150. No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. Redemption Procedures A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Common Stock outstanding immediately after giving effect to such exercise. Anti-Dilution Adjustments If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each whole Public Warrant will be increased in proportion to such increase in the outstanding ordinary stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase Common Stock at a price less than the “historical fair market value” (as

7 defined below) will be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (a) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) “historical fair market value” means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $5.00 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $5.00 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event. If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock. Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of LanzaTech with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of LanzaTech as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if less than 70% of the consideration receivable by the holders of Common Stock

8 in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the IPO Warrant Agreement based on the Black-Scholes value (as defined in the IPO Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the Public Warrant holder exercise the Public Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available. Other Terms The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding Private Placement Warrants. The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder. IPO Private Placement Warrants Except as described below, the IPO Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The IPO Private Placement Warrants (including the Common Stock issuable upon exercise of the IPO Private Placement Warrants) were not transferable, assignable or salable until 30 days after the Closing and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the IPO Private Placement Warrants on a cashless basis. If the IPO Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the IPO Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. If holders elect to exercise IPO Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the

9 warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because if they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate. AM Warrant The AM Warrant entitles its holder to purchase up to 300,000 shares of Common Stock at an exercise price equal to $10.00. The AM Warrant will expire on February 8, 2028 at 5:00 p.m., Eastern Time. The holder of the AM Warrant may exercise such warrant on a “cashless basis.” In such event, the holder would pay the exercise price by surrendering the AM Warrant for that number of shares of Common Stock equal to dividing (Y)(A-B) by (A), where: (A) is the fair market value of one share of Common Stock on the date of exercise, (B) is the exercise price of the AM Warrant; and (Y) is the number of shares of Common Stock with respect to which the holder of the AM Warrant is exercising its purchase rights under the AM Warrant. FPA Warrant The FPA Warrant entitles its holder to purchase up to [20,735] shares of Common Stock at an exercise price equal to $0.0000001 per share, subject to adjustment in the event that the Company sells, grants or otherwise issues Common Stock or Common Stock equivalents at an effective price less than the then current exercise price of the FPA Warrant. The FPA Warrant will expire on March 27, 2028 at 5:00 p.m., New York City time. The holder of the FPA Warrant may exercise such warrant on a “cashless basis.” In such event, the holder would pay the exercise price by surrendering the FPA Warrant for that number of shares of Common Stock equal to dividing (A-B) (X) by (A), where: (A) is the volume-weighted average price of our Common Stock on the trading day immediately preceding the date of the applicable notice of exercise (subject to certain adjustments depending on the timing of the notice of exercise), (B) is the exercise price of the FPA Warrant, as adjusted; and (X) is the number of shares of Common Stock that would be issuable upon exercise of the FPA Warrant in accordance with its terms if such exercise were by means of a cash exercise. PIPE Warrant The PIPE Warrant (as amended) entitles the holder to purchase an aggregate of 7,800,000 shares of Common Stock (“PIPE Warrant Shares”) at an exercise price equal to $0.0000001 per share. The exercise price and the number of PIPE Warrant Shares issuable upon exercise are subject to adjustment from time to time upon the issuance of Common Stock as a dividend or distribution to all holders of Common Stock or a subdivision or combination of Common Stock. No adjustment to the exercise price or number of PIPE Warrant Shares issuable upon exercise will be required unless such adjustment would result in an increase or decrease of at least 1% of the applicable exercise price or PIPE Warrant Shares. No adjustment need be made for any change in the par value of the Common Stock or any Common Stock

10 equivalents, and in no event will the exercise price be reduced below the par value per share of Common Stock. The PIPE Warrant is exercisable at any time prior to 5:00 p.m. New York City time on December 31, 2026 (the “Expiration Time”) and, if unexercised, will be automatically exercised on a cashless, net- exercise basis immediately prior to the Expiration Time. Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws Charter and Bylaws Among other things, the Charter and Bylaws:  permit the Board to issue up to 20,000,000 shares of Preferred Stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;  provide that the number of directors of LanzaTech may be changed only by resolution of the Board;  provide that, subject to the rights of any series of Preferred Stock to elect directors, directors may be removed only with cause by the holders of at least 66⅔% of all of LanzaTech’s then- outstanding shares of the capital stock entitled to vote generally at an election of directors;  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;  provide that special meetings of stockholders may be called by the Board pursuant to a resolution adopted by a majority of the Board;  provide that the Board will be divided into three classes of directors, with the classes to be as nearly equal as possible, and with the directors serving three-year terms, therefore making it more difficult for stockholders to change the composition of the Board; and  do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose. The combination of these provisions will make it more difficult for the existing stockholders to replace the Board as well as for another party to obtain control of LanzaTech by replacing the Board. Because the Board has the power to retain and discharge the executive officers of the Company, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue shares of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of LanzaTech. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce LanzaTech’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for LanzaTech’s shares and may have the effect of delaying changes in its control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of LanzaTech’s common stock.

11 Certain Anti-Takeover Provisions of Delaware Law LanzaTech is subject to the provisions of Section 203 of the DGCL, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:  a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);  an affiliate of an interested stockholder; or  an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of a corporation’s assets. However, the above provisions of Section 203 would not apply if:  the relevant board of directors approves the transaction that made the stockholder an interested stockholder prior to the date of the transaction;  after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or  on or subsequent to the date of the transaction, the initial business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder. These provisions may have the effect of delaying, deferring, or preventing changes in control of LanzaTech. Classified Board of Directors Our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our Charter provides that the authorized number of directors may be changed only by resolution of the Board. Directors may be removed only for cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all our stockholders would be entitled to vote generally in an election of directors voting together as a single class. Any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of our directors then in office, even if less than a quorum. Each director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. Authorized but Unissued Shares Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. Stockholder Action and Special Meetings Our Charter provides that any action required or permitted to be taken by the stockholders of the Company must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders. Our Charter further provides that meetings of stockholders

12 of the Company may be called only by the Chairman of the board of directors, the Chief Executive Officer of the Company, or the board of directors pursuant to a resolution adopted by a majority of thereof, and that the ability of the stockholders of the Company to call a special meeting is specifically denied. Exclusive Forum Selection Our Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty, arising pursuant to any provision of the DGCL, Charter or Bylaws, or governed by the internal affairs doctrine, may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (i) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (iii) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. Our Charter provides that the exclusive forum provision is applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, the choice of forum provision will not apply to claims brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.